Exhibit 10.7

[***] = Certain marked information has been omitted from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

August 4, 2023

Rodney Yoder
[***]

Re: Retention Bonus Agreement

Dear Rodney:
In recognition of your contributions to Sunlight Financial Holdings Inc. (the “Company”) to date and to reward your future efforts and work for the Company, we are pleased to provide you this Bonus Agreement (the “Agreement”).

1.Bonus. The Company wishes to reward you for remaining employed with the Company through February 16, 2024 (the “Bonus Trigger Date”). Subject to your continuous employment with the Company or an affiliate through the Bonus Trigger Date, the Annual Bonus as described in Section 3(b) of the Employment Agreement between you and Sunlight Financial LLC, and Sunlight Financial Holdings, Inc., effective April 1, 2022 (the “Employment Agreement”) will be paid to you in an amount that is no less than $100,000.00 (referred to herein as the “Retention Bonus”). In the event of any occurrence constituting Cause as set forth in Section 4(a)(i)(A)-(F) of the Employment Agreement, exclusive of any cure provision remaining in Section 4(a)(i) (for purposes of this Agreement, “Cause”), you will not be eligible for any Retention Bonus under this Agreement. Furthermore, in the event of an occurrence constituting Cause within the 36-month period after your receipt of the Retention Bonus (a “Clawback Event”), you agree that the Retention Bonus may be clawed back and that the Company may, in its discretion, require you to repay the difference between any Retention Bonus paid and the amount you may have otherwise received for your Annual Bonus under Section 3(b) of the Employment Agreement, if any, within 30 days after notice to you by the Company of the occurrence of a Clawback Event. Notwithstanding the foregoing, any Retention Bonus under this Agreement will also be subject to any of the Company’s recoupment policies then in effect.

2.Taxes. The Retention Bonus will be less all applicable withholdings for the payment of wages. This Agreement is intended to be exempt from the requirements of Internal Revenue Code section 409A and the regulations thereunder, and this Agreement shall be interpreted consistent with that intent. You are advised to consult with your own tax advisors related to all tax matters.

3.Deadline to Return: In order to be eligible to receive the Retention Bonus under this Agreement, this Agreement must be signed and returned to [***] no later than 5:00PM ET on Thursday, August 10th.

4.Miscellaneous. This Agreement shall be governed by Delaware law, without regard to any conflict of law rules. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein. No modification, termination, or attempted waiver of any of the provisions of this Agreement shall be binding upon the Company or its affiliates unless reduced to writing and signed by a duly authorized Company official. This Agreement shall be construed according to a plain reading of its terms. Nothing in this Agreement is intended to or will alter the at-will nature of the employment relationship.

Sincerely,
Sunlight Financial Holdings Inc.
By: /s/ Matt Potere
Matt Potere
Chief Executive Officer

Agreed to and Accepted:

Signature: /s/ Rodney Yoder Date: 8/4/2023
Printed Name: Rodney Yoder